Exhibit 23.2

KPMG LLP
Suite 3800
1300 South West Fifth Avenue
Portland, OR 97201
Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 25, 2026, with respect to the consolidated financial statements of Schrödinger, Inc., and the effectiveness of internal control over financial reporting, incorporated herein by reference.
/s/ KPMG LLP
Portland, Oregon
August 5, 2026